Exhibit 99.1

Ceres Announces Fiscal Third Quarter 2012 Financial Results

•	Sweet sorghum hybrids were successfully grown and processed into ethanol at increased scale.

•	Ceres hybrids out-yielded commercial competitors.

•	New hybrids showed higher yield potential than current products.

THOUSAND OAKS, Calif. – July 12, 2012 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the third quarter ended May 31, 2012 and provided an update on its business in Brazil, its largest immediate commercial opportunity.

The company reported that ethanol mills have completed their second season of commercial-scale evaluations of Ceres’ sweet sorghum hybrids in Brazil. The crops were successfully grown, harvested and processed into ethanol, despite severe drought conditions that resulted in 40% to 70% less rainfall than normal during the growing season.

“The increasing demand for ethanol and ongoing sugarcane shortages continue to place an imperative on Brazil’s mills to find new ways to expand supply,” said Richard Hamilton, President and Chief Executive Officer of Ceres. “We believe that sweet sorghum offers a compelling opportunity to do so with existing steel in the ground.”

“Under some very challenging agricultural conditions we out-performed commercial competitors and, at locations where adequate rainfall was available, we demonstrated the economic potential of our products as a season-opening feedstock for biofuel and biopower. In the coming season, we plan to expand our portfolio of products with new hybrids from our development pipeline. These new hybrids will fill a late-season harvest window and have demonstrated significantly higher performance than current products,” Hamilton said.

BUSINESS HIGHLIGHTS

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Ceres’ new sweet sorghum hybrids significantly outperformed its initial commercial products in multiple field evaluations during the 2011-2012 growing season in Brazil. In product development trials and at the company’s breeding center, where field evaluation plots are irrigated and managed more closely than commercial fields, stalk yields for its new products averaged up to 80 metric tons/hectare. Other hybrids earlier in Ceres’ development pipeline demonstrated yields exceeding 120 metric tons/ha.

•	During the season, Ceres’ two commercial hybrids out-yielded varieties from commercial competitors at locations where side-by-side comparisons were available.

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Ethanol mills in Brazil reported continued progress in crop performance over the previous season. Overall yields and biomass quality, however, were negatively impacted, primarily by drought-related damage, such as stunted growth, and the late start of the sugarcane season which pushed sweet sorghum harvest dates past their optimal times. The severe conditions also led to wide variability in results from location to location. Of mills that reported results, yields of the company’s first-generation hybrids ranged from approximately 30 metric tons of stalk per hectare to approximately 65 metric tons per hectare. Fermentation yields, which are typically lower at the beginning of the ethanol production season than when the mills are fully operational, ranged from 30 liters of ethanol per metric ton of sweet sorghum stalk to 50 liters per metric ton. To date, the company has collected yield results from 13 mill groups that planted Ceres’ hybrids.

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The company intends to launch up to six new sweet sorghum hybrids next season, and has completed field trials required to register these new products with the Brazilian government. Ceres expects to complete the registration process prior to the calendar year 2012-2013 growing season.

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The Brazilian government’s agricultural research corporation, Embrapa, selected Ceres Sementes do Brasil to evaluate its leading sweet sorghum variety for use in ethanol production. Under the agreement, Ceres has commercialization rights to the variety.

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In the U.S., Ceres sold seed or provided seed under collaboration agreements to more than 12 pilot or demonstration-scale bioenergy projects this spring. These projects consist mostly of biomass-to-biofuel and biopower feedstock evaluations.

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In the U.S., Ceres announced its improved sweet sorghum hybrids were successfully processed into renewable chemicals by Amyris, Inc. The pilot project demonstrated that conversion efficiency of sweet sorghum sugars was similar to sugarcane.

FINANCIAL RESULTS

Total revenues for the three months ended May 31, 2012 declined to $1.2 million from $1.6 million in the same period in fiscal year 2011 due to decreased activity under the company’s various grants and collaborations. Due to the seasonality of seed sales, quarterly revenues are not indicative of full year results.

Cost of product sales remained at $0.6 million for the three months ended May 31, 2012 compared to the three months ended May 31, 2011.

Research and development expenses increased to $5.3 million in the quarter ended May 31, 2012 compared to $5.2 million in the same period in fiscal year 2011. This increase was due primarily to increases in headcount and other resources deployed to support Ceres’ plant breeding activities in Brazil. The increase was almost fully offset by reduced expenses related to warrants issued in connection with collaborations as well as lower consulting and external research and development expenses in the U.S.

Selling, general and administrative expenses increased to $3.3 million in the quarter ended May 31, 2012 compared to $2.5 million in the three months ended May 31, 2011. The increase is attributable primarily to increased personnel expenses and fees for professional services.

For the quarter ended May 31, 2012, Ceres reported a net loss of $8.4 million, or $0.34 per share, compared to a net loss of $8.3 million, or $4.18 per share, in the same period in fiscal year 2011. Shares used in the calculation of net loss per share (basic and diluted) were 24,423,042 for the quarter ended May 31, 2012 and 1,983,127 for the same period in fiscal year 2011.

For the quarter ended May 31, 2012, capital purchases were $0.4 million.

At May 31, 2012, Ceres had cash and cash equivalents of $67.7 million.

WEBCAST AND CONFERENCE CALL INFORMATION

Ceres has scheduled a webcast and conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss third quarter results. To access the webcast of the conference call, go to the Investors section of the Ceres website, www.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:

(877) 838-4153

International callers:

+1 (720) 545-0037

An audio replay of the call will be available approximately two hours after the conclusion of the live call, and remain available on the Ceres website for approximately 30 days.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding our efforts to develop and commercialize our products, our short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CERES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended May 31,		Nine months ended May 31,
	2012	2011	2012	2011
Revenues:
Product sales	$42	$88	$429	$97
Collaborative research and government grants	1,106	1,479	3,778	4,799

Total revenues	1,148	1,567	4,207	4,896

Cost and operating expenses:
Cost of product sales	627	610	1,876	1,940
Research and development	5,255	5,196	15,522	13,837
Selling, general and administrative	3,344	2,561	8,962	6,900

Total cost and operating expenses	9,226	8,367	26,360	22,677

Loss from operations	(8,078)	(6,800)	(22,153)	(17,781)
Interest expense	(341)	(117)	(559)	(365)
Interest income	3	(28)	9	6
Other income (expense)	—	(1,365)	(84)	(1,450)

Loss before income taxes	(8,416)	(8,310)	(22,787)	(19,590)
Income tax benefit (expense)	—	29	(1)	28

Net loss	$(8,416)	$(8,281)	$(22,788)	$(19,562)

Net loss per share:
Basic and diluted	$(0.34)	$(4.18)	$(2.33)	$(9.92)
Shares used in calculation of net loss per share:
Basic and diluted	24,423,042	1,983,127	9,787,652	1,972,468

CERES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	May 31, 2012	August 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$67,720	$21,911
Prepaid expenses	1,002	631
Trade receivables, net	579	1,292
Other current assets	445	3,000

Total current assets	69,746	26,834
Property and equipment, net	5,168	6,780
Restricted cash and investment	—	3,000
Other assets	99	183

Total assets	$75,013	$36,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,285	$6,972
Other current liabilities	835	955
Current portion of long-term debt	25	2,168

Total current liabilities	6,145	10,095
Other non-current liabilities	106	149
Long-term debt, net of current portion	230	2,013
Convertible notes	—	13,630
Common and preferred stock warrant liabilities	—	17,726
Contingencies and commitments
Convertible preferred stock	—	197,502
Stockholders’ equity (deficit):
Common stock and additional paid-in capital; $0.01 par value; 25,000,000 shares authorized; 2,014,168 shares issued and outstanding at August 31, 2011; 490,000,000 shares authorized; 24,493,067 shares issued; 24,487,250 outstanding at May 31, 2012.	304,131	8,372
Accumulated other comprehensive income	(148)	(27)
Accumulated deficit	(235,451)	(212,663)

Total stockholders’ equity (deficit)	68,532	(204,318)

Total liabilities and stockholders’ equity	$75,013	$36,797

CONTACT:

Ceres, Inc.

Gary Koppenjan

(805) 375-7801

ir@ceres.net

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